Dated as of January 30, 2007

Bruce R. Foster
1414 Avenue of the Americas
New York, New York 10019

Re: Employment Agreement

Dear Bruce:

        I refer you to your Employment Agreement dated December 1, 2005 (the “Employment Agreement”) with 4Kids Entertainment Licensing, Inc. (“Employer”).

        This letter hereby amends the Employment Agreement as follows:

    1.        Paragraph 2 (a) of your Employment Agreement is hereby deleted in its entirety and replaced by the following:

    “(a)        The term of Employee’s employment hereunder (“Term”) shall commence on December 1, 2005 and shall continue until December 31, 2009 unless terminated as provided in Paragraph 10 of this Agreement.”

    2.        Paragraph 2 (b) of your Employment Agreement is hereby deleted in its entirety and replaced by the following:

“(b)	At least three (3) months prior to the end of the Term, the Parties shall begin discussions with respect to the possible extension of the Term of this Agreement. If prior to December 31, 2009, Employer does not offer to extend the Term for at least one (1) year on the same terms and conditions as set forth herein and this Agreement terminates on December 31, 2009, Employer shall pay Employee a severance benefit equal to three (3) weeks salary for each full year of service (pro-rated for any partial years of service) based on Employee’s annual salary in effect for the last calendar year that Employee rendered services to Employer (“Severance Benefit”). Employer’s payment to Employee of the Severance Benefit shall be made in accordance with the provisions of Paragraph 3(b) below.”

3. Paragraph 3 (a) of your Employment Agreement is hereby deleted in its entirety and replaced by the following:

“(a)	Salary. As compensation for Employee’s services during the December 1, 2005 through December 31, 2006 period of the Term, Employer shall pay Employee a salary at the rate of Three Hundred Fifty Thousand ($350,000) per year. As compensation for Employee’s services during the January 1, 2007 through December 31, 2009 period of the Term, Employer shall pay Employee a salary at the rate of Five Hundred Fifty Thousand ($550,000) per year. The Compensation Committee of the Board of Directors of 4Kids (“Compensation Committee”) shall have the right, but not the obligation, to provide Employee with salary increases, from time to time, in the sole discretion of the Compensation Committee.

4. Paragraph 3 (f) of your Employment Agreement is hereby deleted in its entirety. 5. Paragraph 4 (a) of your Employment Agreement is hereby deleted in its entirety and replaced by the following:

“(a)	During the December 1, 2005 through December 31, 2006 period of the Term, Employee shall be eligible to participate in the bonus pool established by the Compensation Committee (the “Bonus Pool”), which Bonus Pool shall be based upon a percentage designated by the Compensation Committee of the profit before tax of 4Kids and subsidiaries. The Compensation Committee and the CEO of 4Kids, in their sole and absolute discretion, shall determine the amount of the Bonus Pool, if any, to be awarded to Employee based upon Employee’s performance during the calendar year in question. Commencing with Employer’s 2006 fiscal year, in addition to the salary specified in Paragraph 3 (a), Employee shall be entitled to receive an annual cash bonus for each full fiscal year or portion of a fiscal year during the Term based upon such quantitative and qualitative criteria as shall be established by the Compensation Committee in its sole discretion, in connection with Employer’s business plan, if any, for such fiscal year, and as such business plan may be amended from time to time.”

    6.        Paragraph 10 (f) (i) of the Employment Agreement is hereby deleted in its entirety and replaced by the following:

    “(f)        (i) If during the Term, there shall occur a Change of Control (as defined below), Employee may, within six (6) months after the occurrence of the Change of Control, voluntarily terminate his employment in which case Employee shall be entitled to receive a payment equal to 2.99 times his average annual compensation (including bonuses) paid by Employer during the three (3) calendar years prior to the Change of Control. Such payment shall be made to Employee in a lump sum as of the date that Employee voluntarily terminates his employment as provided in this Paragraph 10 (f).”

    7.        Paragraph 10 (f) (iii) of the Employment Agreement is hereby deleted in its entirety.

    8.        The parties agree that the following new Paragraph 18 shall be added to the Employment Agreement:

“18.	Necessary Amendments to Comply with Section 409A. The parties hereto acknowledge that it is possible that payments to be made hereunder may be subject to Section 409A of the Internal Revenue Code of 1986, as amended, and any regulations or other guidance issued thereunder (“Section 409A”), and that the requirements of Section 409A are still being developed and interpreted at this time. Notwithstanding anything in this Agreement to the contrary, in the event that either party reasonably determines that amendments to this Agreement are necessary or appropriate in order to comply with Section 409A, including amendments necessary to ensure that such payments will not be subject to Section 409A, Employer and Employee shall negotiate in good faith to amend the Agreement on a prospective or retroactive basis, in a manner that is mutually satisfactory to the parties.”

        Except as specifically amended herein, the Employment Agreement remains in full force and effect.

        Please confirm your agreement to the foregoing Amendment to your Employment Agreement by signing and dating the enclosed copy of this letter and returning it to me.

Sincerely yours, 4Kids Entertainment Licensing, Inc.
By: /s/ Alfred R. Kahn Alfred R. Kahn

Agreed to and Accepted: By: /s/ Bruce R. Foster Bruce R. Foster 4Kids Entertainment, Inc. By: /s/ Alfred R. Kahn Alfred R. Kahn